News Release	Exhibit 99

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Milwaukee, WI 53204

www.rockwellautomation.com

Rockwell Automation Elects Alice L. Jolla to Board of Directors

MILWAUKEE (Feb. 9, 2023) — Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and digital transformation, today announced that Alice L. Jolla was elected to its board of directors effective Feb. 8, 2023. Jolla is the Chief Accounting Officer and Corporate Vice President for Microsoft Corp.

“Alice’s proven track record serving as the management liaison to the Microsoft Audit Committee makes her an excellent addition to Rockwell’s Board of Directors,” said Blake Moret, Chairman and Chief Executive Officer of Rockwell. “Her financial experience with SaaS business models, her leadership, and her commitment to Diversity, Equity, and Inclusion will further strengthen our governance capacity and the evolution of our culture.”

Jolla has more than 30 years of business and finance experience, with particular focus on accounting, compliance, strategic planning, financial analysis, and overall risk management. She joined Microsoft, a $198 billion technology company, in 2007 and now leads a global team responsible for accounting and financial reporting, business intelligence, and various risk management assessments. Jolla started her career in commodity chemicals at Dow Inc. and Union Carbide Corp., and she completed a fellowship with the Financial Accounting Standards Board.

Jolla holds a bachelor’s degree in accounting from Louisiana State University and an MBA from the University of Charleston.

About Rockwell Automation

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 26,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing the Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

Media contact:

Ed Moreland

Vice President, Government Affairs and External Communications

+1 571-296-0391

Edward.Moreland@RockwellAutomation.com